REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Trustees of MassMutual Select Funds:

MassMutual Select Strategic Bond Fund

MassMutual Select Strategic Balanced Fund

MassMutual Select Diversified Value Fund

MassMutual Select Fundamental Value Fund

MassMutual Select Value Equity Fund

MassMutual Select Large Cap Value Fund

MassMutual Select Indexed Equity Fund

MassMutual Select Core Opportunities Fund

MassMutual Select Blue Chip Growth Fund

MassMutual Select Diversified Growth Fund

MassMutual Select Large Cap Growth Fund

MassMutual Select Aggressive Growth Fund

MassMutual Select NASDAQ-100 Fund

MassMutual Select Focused Value Fund

MassMutual Select Mid-Cap Value Fund

MassMutual Select Small Cap Value Equity Fund

MassMutual Select Small Company Value Fund

MassMutual Select Mid Cap Growth Equity Fund

MassMutual Select Mid Cap Growth Equity II Fund

MassMutual Select Small Cap Growth Equity Fund

MassMutual Select Small Company Growth Fund

MassMutual Select Emerging Growth Fund

MassMutual Select Diversified International Fund

MassMutual Select Overseas Fund

MassMutual Select Destination Retirement Income Fund

MassMutual Select Destination Retirement 2010 Fund

MassMutual Select Destination Retirement 2020 Fund

MassMutual Select Destination Retirement 2030 Fund

MassMutual Select Destination Retirement 2040 Fund

MassMutual Select Destination Retirement 2050 Fund, (collectively the “Funds”)

In planning and performing our audit of the financial statements of the Funds, as of and for the year ended December 31, 2008, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Funds' internal control over financial reporting, including control over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds’ internal control over financial reporting.  Accordingly, we express no such opinion.

The management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting.  In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls.  A fund’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A fund’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the fund; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the fund are being made only in accordance with authorizations of management and directors of the fund; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of a fund’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.  A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Funds’ annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Funds’ internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be significant deficiencies or material weaknesses under standards established by the Public Company Accounting Oversight Board (United States).  However, we noted the following control deficiency that we consider to be a material weakness, as defined above, in the Funds’ internal control over financial reporting and its operation, as of December 31, 2008.

The controls of the Funds’ Accounting Agent, surrounding its manual entry of an investment transaction for one of the Funds’ series that occurred at the time of the Accounting Agent’s conversion of its accounting system to a new system, were not appropriately executed according to their design to ensure that the investment transaction was recorded on the new system in accordance with the transaction’s documentation.  As a result of this failure to properly execute the controls, material adjustments to the Fund’s financial statements, as of and for the year ended December 31, 2008, were required to be made prior to their filing in order to appropriately account for such transaction.

This report is intended solely for the information and use of management and the Board of Trustees of MassMutual Select Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
February 27, 2009